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                                                                 Exhibit 21.1


CRA Managed Care, Inc., a Massachusetts corporation
QMC3, Inc., a Colorado corporation
Prompt Associates, Inc., a Delaware corporation
CRA Managed Care of Washington, Inc., a Washington corporation
First Notice Systems, Inc., a Delaware corporation

OccuCenters, Inc., a Nevada corporation
FOCUS Healthcare Management, Inc., a Tennessee corporation
Concentra Management Services, Inc., a Nevada corporation
OCI Holdings, Inc., a Nevada corporation

OccuCenters I, L.P., a Texas limited partnership
Managed Prescription Program Joint Venture, an Arizona general partnership Tucson Occupational Medicine Partnership, an Arizona general partnership OHC of Oklahoma, L.L.C., an Oklahoma limited liability company
Concentra Iowa, L.L.C., an Iowa limited liability company
Concentra Occupational Healthcare Harrisburg, L.P. a Pennsylvania limited partnership
Concentra Arkansas, L.L.C., a Delaware limited liability company